Filed Pursuant to Rules 424(b) & (c)
Registration No. 333-130873
Dated June 22, 2007
prospectus supplement
to prospectus dated May 25, 2007
PREMIER EXHIBITIONS, INC.
4,956,577 Shares of Common Stock
     This supplement amends our prospectus dated May 25, 2007, relating to the resale of up to 4,956,577 shares of our common stock, from time to time, by some of our shareholders;
     • who purchased shares of our common stock during a private placement that we completed in October 2005; or
     • who may purchase shares of our common stock by exercising warrants that we granted to them in connection with the October 2005 private placement.
     These shareholders are referred to as the “selling shareholders.”
     You should read this supplement in conjunction with the prospectus. Additionally, this supplement is qualified by reference to the prospectus, except to the extent that the information in this supplement supersedes the information contained in the prospectus.
Selling shareholders
     The below table provides information regarding the number of shares owned beneficially by certain of our selling shareholders and the percentage of outstanding shares of common stock owned by each such selling shareholder. The below table is prepared based on the information that has been supplied to us by the selling shareholders.
     The below table supplements or amends the table of shareholders contained on page 9-11 of the prospectus. Accordingly, the information contained in the below table supersedes the information in the prospectus with respect to the selling shareholders listed below. This information was furnished to us by the selling shareholders listed below on or before June 22, 2007. Because selling shareholders may at any time trade all or some of the shares listed without providing notice of such transactions to us, the table below may not reflect the exact number of shares held by the selling shareholders on the date of this supplement.

			Shares Owned After the
	Shares Owned		Offering
	Before the	Number of
Name	Offering	Shares Offered	Number	Percent

Jennifer Cohen (1)	5,000	5,000	0	*
Marc Cohen (2)	28,320	28,320	0	*
*Less than one percent
(1) Ms. Cohen is listed in the above table as a selling shareholder as a result of the transfer of shares to her by Marc Cohen. See footnote 2 below.
(2) The number of shares listed in the above table as beneficially owned by Mr. Cohen has been reduced by the number of shares transferred by him to Jennifer Cohen. See footnote 1 above.